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                                       April 15, 1998



First Allmerica Financial Life Insurance Company
440 Lincoln Street
Worcester MA 01653

RE:  SEPARATE ACCOUNT I (GROUP IRA) OF FIRST
     ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
     FILE #'S: 33-47858 AND 811-6666


Gentlemen:

In my capacity as Counsel of First Allmerica Financial Life Insurance Company (the "Company"), I have participated in the preparation of the Post-Effective Amendment to the Registration Statement for Separate Account I on Form N-4 under the Securities Act of 1933 and the Investment Company Act of 1940, with respect to the Company's group variable annuity certificates.

I am of the following opinion:

1. Separate Account I is a separate account of the Company validly existing pursuant to the Massachusetts Insurance Code and the regulations issued thereunder.

2. The assets held in Separate Account I are not chargeable with liabilities arising out of any other business the Company may conduct.

3. The group variable annuity certificates, when issued in accordance with the Prospectus contained in the Post-Effective Amendment to the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms and when sold will be legally issued, fully paid and non-assessable.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to this Post-Effective Amendment to the Registration Statement of Separate Account I filed under the Securities Act of 1933.

                                       Very truly yours,
                                       /s/ Sylvia Kemp-Orino
                                       Sylvia Kemp-Orino
                                       Assistant Vice President and Counsel